Exhibit 107
EX-FILING FEES

Calculation of Filing Fee Tables

PREM14C
(Form Type)

StarTek, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee rate	Amount of Filing Fee
Fees to Be Paid	$74,587,062.20	(1)(2)(3)	0.00014760	$11,009.05	(4)
Fees Previously Paid	$0.00			$0.00
Total Transaction Valuation	$74,587,062.20
Total Fees Due for Filing				$11,009.05
Total Fees Previously Paid				$0.00
Total Fee Offsets				$0.00
Net Fee Due				$11,009.05

(1) Title of each class of securities to which the transaction pursuant to that certain Agreement and Plan of Merger, dated as of October 10, 2023 (the “Merger Agreement”), by and among Stockholm Parent, LLC, Stockholm Merger Sub, Inc. and StarTek, Inc., applies: common stock, par value $0.01 per share (“Common Stock”), of StarTek, Inc.
(2) Aggregate number of securities to which the transaction applies: as of November 1, 2023, the aggregate number of shares of Common Stock to which the transaction applies is 17,526,344, which consists of (a) 17,296,694 shares of Common Stock entitled to receive the per share merger consideration of $4.30, and (b) 229,650 shares of Common Stock underlying outstanding and unexercised options to acquire shares of Common Stock that have an exercise price that is less than $4.30 and that are entitled to receive the per share merger consideration of $4.30 minus any applicable exercise price. No restricted stock units, performance stock units or deferred stock units are outstanding.
(3) Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): estimated solely for the purposes of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (a) the product of (x) 17,296,694 shares of Common Stock and (y) the per share merger consideration of $4.30, and (b) the product of (x) 229,650 shares of Common Stock underlying outstanding and unexercised options to acquire shares of Common Stock that have an exercise price that is less than $4.30, and (y) $0.92 (which is the difference between the per share merger consideration of $4.30 and the weighted average exercise price of the outstanding and unexercised options that have a per share exercise price that is less than $4.30).
(4) In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding footnote by 0.00014760.